Exhibit 3.288

BY-LAWS OF

CREAZIONE ESTILO, S.A. DE C.V.

CHAPTER ONE

CORPORATE NAME, PURPOSE, DOMICILE, NATIONALITY AND DURATION

ARTICLE ONE.- Corporate Name. The corporate name of the Company shall be “CREAZIONE ESTILO”, which shall always be followed by the words “Sociedad Anónima de Capital Variable” or by its abbreviation “S.A. de C.V.”.

ARTICLE TWO.- Corporate Purpose. The purpose of the Company shall be:

a)	To carry out commerce as permitted by law within the Mexican Republic or abroad, including the import, export, purchase, sale, transformation, processing, distribution and commercialization of all kinds of personal property ( new or used) including but not limited to electric appliances, jewelry, gold articles, on its own or on behalf of third parties.

b)	To enter or grant all kinds of loans ( including pledge loans), credits or financing, granting or accepting the corresponding guarantees; issue, accept, contract, subscribe, cancel, operate, negotiate, endorse, encumber, acquire or transfer through any legal means all kinds of credits, guarantees and credit instruments, or securities in general.

c)	To grant credits or discounts on accounts receivable documented in accounting books and other credit structures, as well as, in its case, receive real or personal guarantees over such credit rights, including mortgages.

d)	To enter into lease agreements; as well as the acquisition of assets to lease them.

e)	To acquire assets for a future lease.

f)	To render administrative and collecting services of credit rights.

g)	To acquire, pledge, bond, sale, assignment, transfer, purchase, or administration of the receivable accounts related to its corporate purposes.

h)	To obtain loans and credits from credit, bond and insurance institutions, from Mexico or foreign financial institutions, to use them for the activities that are authorized as part of the corporate purpose of the Company.

i)	To obtain public resources only through the offering of securities listed in the National Securities Registry.

j)	To discount, give in guaranty or negotiate the credit instruments with companies or individuals from whom the Company receives financing, as well as to create irrevocable trusts on the credit instruments in order to guarantee payment of the received credits or of the issuance of securities mentioned in the above paragraph.

k)	To acquire, through any legal means, shares, interests, equity quotas or participations of all kinds of mercantile companies, civil companies or associations, by incorporation or through future acquisition, as well as to transfer, dispose and negotiate such shares, equity quotas or participations.

l)	To enter or grant all kinds of loans, credits or financings, granting or accepting the corresponding guarantees; issue obligations with or without a specific guarantee; issue, accept, transfer, subscribe, operate, negotiate, endorse, guarantee, acquire or sell through any legal means all kinds of credit instruments, securities titles and securities in general.

m)	To grant all kind of guarantees to guarantee all kinds of obligations or credit instruments of the Company, being able to act as guarantor, joint debtor, joint signor, or guarantor of any third parties, whether individuals or legal entities.

n)	To realize, supervise or contract, by itself or through third parties, all kinds of constructions, buildings or premises for use of offices or establishments.

o)	To carry out, by itself or through third parties, training, recruitment and development programs, investigation services; and to provide and receive consultancy services, as well as other services including administrative, accounting, financing, counseling, consulting, management, supervision, training, coaching, marketing, advertising, and procurement including public auctions.

p)	To grant or take lease or bailment; acquire, posses, exchange, transfer, assign, dispose or encumber the property or possession of all kind of personal property and real estate, and other real estate or rights over such properties, which may be necessary or convenient for its corporate purpose or operations; or for the corporate purposes of the mercantile companies, civil institutions or associations, in which the Company holds any kind of interest or participation.

q)	To produce, transform, adapt, import, export, lease and purchase through any legal act, machinery, tools, raw materials, components, industrial products, effects and merchandise of any kind.

r)	To appoint or act as a commission agent or representative, in Mexico or abroad, as necessary or desirable to carry out the corporate purpose, execute all kinds of contracts to represent or act on behalf of others, execute commissions, deposits, consignments, and act as distributor or intermediary.

s)	To purchase, sell, and distribute all type of assets or rights, including participation in public auctions, acquisition of concessions, claims, licenses, permits and authorizations from Federal, State and Municipal governments.

t)	Acquire, sell, use, benefit from and dispose of all kinds of rights related to industrial property or copyright, including trademarks, trade names, commercial announcements, inventions, patents, options and preferences and grant licenses with regard to such rights as well as to be the holder of concessions to carry out all types of activities as necessary or desirable to carry out the corporate purpose of the Company.

u)	In general, enter into and carry out any legal acts, agreements, contracts, and transactions, accessory or incidental that are necessary or convenient for the fulfillment of the corporate purpose.

ARTICLE THREE. – Domicile. The Company’s domicile shall be Mexico City, Federal District of the United Mexican States, (hereinafter sometimes “Mexico”); provided, however, that the Company may establish offices, agencies or branches anywhere else in Mexico or abroad, and submit to conventional domiciles, without implying thereby a change in the corporate domicile.

ARTICLE FOUR.- Nationality. The Company is of Mexican nationality. Any current and future foreign Shareholders of the Company formally agree with the Ministry of Foreign Affairs to consider themselves as Mexican nationals with respect to the shares of the Company that they acquire or that they own, as well as with regard to the assets, rights, concessions, participation or interests owned by the Company, or the rights and obligations arising from agreements to which the Company is a party with Mexican authorities; and agree not to invoke, therefore, the protection of their governments, under penalty, in the event of default thereof, of forfeiting in benefit of the Mexican Nation the participations they hold on the Company.

ARTICLE FIVE.- Duration. The duration of the Company shall be of 99 (ninety-nine) years, counted as from the date this By-Laws are adopted.

CHAPTER TWO

CAPITAL STOCK

ARTICLE SIX.-. Capital Stock and Shares. The capital stock shall be variable. The fixed minimum portion of the capital stock, which shall not be entitled to withdrawal, is MXP$100,000.00 (one hundred thousand Mexican Pesos 00/100), and the variable portion of the capital stock is unlimited.

The capital stock, either fixed or variable, is represented by common, nominative, without reference to their nominal value shares and each share shall have the right to one vote each and may be represented by series of shares as determined by a shareholders meeting.

All common shares shall confer equal rights and obligations on their holders. The provisional certificates or stock certificates evidencing the shares shall contain all the requirements provided for in Article 125 (one hundred and twenty-five) of the General Commercial Companies Law; they may evidence one or more shares and shall be signed by two members of the Board of Directors.

The Company shall keep a Share Registry in accordance with the requirements of Article 128 (one hundred and twenty-eight) of the General Commercial Companies Law. The Share Registry shall identify all transactions related to the subscription, acquisition or transfer of the shares of the Company’s capital stock, within 3 (three) days following the occurrence thereof. The Share Registry shall also contain a statement identifying the subscriber or former owner and the assignee or purchaser of any such shares. For purposes of Article 129 (one hundred and twenty-nine) of the General Commercial Companies Law, the Company shall require any purchaser to prove that it has complied with all procedures and notices under this By-Laws and received authorization that may be required prior to completion of any transaction. In the event that proof is not forthcoming or the same is not satisfactory, such circumstance shall be noted in the Share Registry.

ARTICLE SEVEN.- Capital Increases and Reductions. Each increase or reduction of capital corresponding to the minimum fixed portion of the capital stock of the Company shall be resolved by an Extraordinary Shareholders’ Meeting subject to the provisions of the General Commercial Companies Law.

Each increase or reduction to the variable portion of the capital stock of the Company shall be resolved by an Ordinary Shareholders’ Meeting subject to the provisions of the General Commercial Companies Law. The minutes of the meetings resolving increases or reductions to the variable portion of the capital stock of the Company shall not require any formalization before notary public, nor recording with the corresponding Public Registry of Commerce; in addition, once shares representing the variable part of the capital of the Company have been issued by an Ordinary Shareholders’ Meeting, the Shareholders’ Meeting or the Board of Directors may determine the terms and conditions upon which such shares may be subscribed or paid.

The Shareholders shall have the preemptive right to subscribe for capital increases in proportion to the number of shares held by them, in the terms of Article 132 (one hundred and thirty-two) of the General Commercial Companies Law, and they shall exercise said preemptive right within a term of 15 (fifteen) days following the date of publication of the resolution of the Meeting approving the capital increase in the Official Daily Gazette (periódico oficial) of the domicile of the Company. However, if all the shares representing the total capital stock are present or represented at the Meeting, such 15 (fifteen) day term shall run from the day after the Meeting is held, and the Shareholders shall be deemed notified of the resolution at such time; therefore, the publication thereof shall not be necessary.

If any Shareholder does not exercise his preemptive right as stated above, the other Shareholders shall have the right to subscribe such shares.

The reductions to the minimum capital stock shall be carried out pursuant to Law, through reimbursement to the shareholders or amortization of shares, as well as in the case provided in article 206 of the Law , and shall be published in accordance with article 9 of the Law. In the event that there is no agreement between the shareholders with respect to the shares that shall be subject of the reduction, the reimbursement to the shareholders referred to in articles 135 and 136 of the Law, shall be made pro rata, unless the corresponding meeting determines otherwise. In both cases, once the designation of the shares is made, it will published in the Official Gazette or in a mayor publication newspaper in the corporate domicile of the Company. The amount of the reimbursement shall remain from such date at the disposal of the shareholders in the Company’s offices, without any interest, unless the Meeting resolves otherwise.

The variable capital may be reduced through reimbursement or amortization, as well as in the events provided for in articles 206 and 220 of the Law. The reimbursement or amortization of the variable capital, besides the provisions of articles 206 and 220 of the Law, shall be approved by the Ordinary Meeting and shall be pro rata, unless the meeting resolves otherwise. The reductions of the variable capital will not be published unless the Ordinary Meeting, or in its case the Board of Directors resolve otherwise.

The increases and reductions to the capital stock will be registered in the Capital Variations Registry Book that the Company shall have for such effects. The corresponding entries shall be signed by the Sole Administrator or the Secretary of the Board, as corresponds, or by the person appointed for such matters, in accordance with this By-laws.

CHAPTER THREE

TRANSFER OF SHARES

ARTICLE EIGHT.- Shareholders Consent and Optional Rights.

1. Restriction on Transfers to Series B shares. No Shareholder of Series B shares may sell, assign, transfer, pledge, convey or effect any change of ownership of the shares whether voluntarily, by operation of law or otherwise (through a merger, dissolution or other corporate transaction) or dispose the shares in any other manner (each, a “Transfer”), unless it is carried out in accordance with the terms and conditions of the shareholders agreement between the Company and shareholders. A copy of such agreement is available at the principal offices of the Company.

ARTICLE NINE.- Transfers to Affiliates.- Notwithstanding anything herein to the contrary, subject to the provisions herein, each Series A Shareholder may elect to transfer its shares to an Affiliate (any company that (a) owns, or (b) is owned, or (c) is under common ownership or collective control with, any of the Shareholders, where “own” means direct or indirect ownership of more than 50% of the equity interest or rights to distributions on account of equity of a company and “control” means the direct or indirect power to direct the management or policies of the company, whether through the ownership of voting securities, by contract, or otherwise: provided, however, that the Company shall not be considered to be an Affiliate of a Shareholder) without the need of a prior written consent of the Series B Shareholders. In the event a Series A Shareholder (the “Transferor”)

assigns its interest in the Company to its Affiliate (the “Series A Shareholder’s Transferee”) as provided in this Article Nine, and at any time after such assignment the Transferor desires to consummate any transaction which would result in the Transferor ceasing to have the control and ownership of the Series A Shareholder’s Transferee’s voting securities then prior and as a condition to consummating such transaction, the Transferor shall cause the Series A Shareholder’s Transferee to transfer the interest assigned hereunder to the Transferor or another company in which the Transferor has such control and ownership over its voting securities. In the event of foreclosure of any pledge or other guarantee created on the shares, such shall be subject to the provisions of this Chapter Three.

ARTICLE TEN.- Encumbrances of Shares. A Series B Shareholder may not Encumber (the creation of a security interest, lien, pledge, mortgage, charge, adverse claim, hypothecation, trust, easement, covenant, option, condition, right of first refusal or assignment or transfer restriction or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of law) all or any portion of its shares without the consent of all of the Series A Shareholders and the other Series B Shareholders. If all the Series A Shareholders and the remaining Series B Shareholders consent to the creation by a Series B Shareholder of an Encumbrance on its shares, the Shareholder effecting such Encumbrance shall ensure that the applicable secured party (i) acknowledges the rights of the Series A Shareholders under this Chapter Three and (ii) agrees to allow the exercise of such rights prior to any foreclosure by such secured party or its assignees on the shares subject to such Encumbrance.

Notwithstanding anything herein to the contrary, each Series A Shareholder may Encumber its shares to an Affiliate or to the benefit of a third party by giving a written notice to the Series B Shareholders and as long as the third part is duly notified of the content of this By-laws and the Shareholders Agreement.

CHAPTER FOUR

MANAGEMENT OF THE COMPANY

ARTICLE ELEVEN.- Composition. The management of the Company shall be entrusted to a Board of Directors. The Board of Directors shall be composed by six members of whom four and their respective alternates shall be appointed by the Series A Shareholders, and two and their respective alternates shall be appointed by the Series B Shareholders. Directors shall be appointed at an Ordinary Shareholders’ Meeting.

An alternate may act only in the absence of a Director elected by the same series of shares that appointed the absent Director. When acting for an absent Director, the alternate shall be entitled to attend meetings of the Board of Directors, vote and exercise all other powers and rights of the absent Director.

Directors are to be elected at the first Ordinary Shareholders’ Meeting of each fiscal year to serve until the first Ordinary Shareholders’ Meeting of the following fiscal year and until their respective successors are elected and qualified or until their earlier resignation or removal. In the event of a vacancy in the Board of Directors caused by retirement, death, resignation or removal, not coinciding with the first Ordinary Shareholders’ Meeting of the fiscal year, a Shareholders’ Meeting shall be called to appoint a successor.

ARTICLE TWELVE.- Meetings and Calls. The meetings of the Board of Directors shall be held at the domicile of the Company or elsewhere, as determined by the majority of members of the Board of Directors. The meetings may be held at any time and must be called by the Chairman, the Secretary, or by any 3 (three) Directors, by means of written notice delivered by hand, e-mail with read receipt or courier service with receipt to each Director and his alternate received at least 10 (ten) calendar days in advance of the meeting date. Such notice shall specify the date, hour and place of the meeting and include an agenda stating the purpose or purposes for which the meeting is called. Notice shall not be necessary for any meeting at which all of the Directors or their alternates are in attendance. In addition, whenever notice is required to be given under any provision of these By-laws or the General Commercial Companies Law, a written waiver signed by the person entitled to receive the notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE THIRTEEN.- Quorum.- In order for the meetings of the Board of Directors to be validly held, four (4) Directors or their respective alternates must always be in attendance, and a Member or its alternate appointed by the Series B Shareholders and the meeting is held on a first call. In the event of a second or subsequent call the attendance of half of the Members or its alternates will suffice. Except for the matters set forth in Article Fifteen, the Board will adopt its resolutions by the majority vote of the Directors present at the meeting.

In regard to the matters set forth in Article Fifteen, the Board of Directors will adopt its resolutions by the majority vote of four (4) Directors or their respective alternates. Each director shall be entitled to one vote on each matter submitted to the Board of Directors.

ARTICLE FOURTEEN.- Chairman and Secretary. The Board of Directors, in its first meeting after the Annual Ordinary Shareholders Meeting of each fiscal year, shall appoint a President and a Secretary, in the event they are not appointed by the Shareholders’ Meeting, the Board of Directors, in its first held meeting immediately after the Shareholders’ Meeting. The Secretary does not need to be a member of the Board of Directors and may have up to two alternates.

The Chairman shall have the powers and duties expressly conferred on him by the Shareholders’ Meeting or by the Board of Directors, as the case may be.

The Secretary shall attend all meetings of the Board of Directors and all meetings of the Shareholders and record all the proceedings of said meetings in a minute book or books to be kept for that purpose. The Chairman, two members of the board or the examiner shall make the call for all Shareholders Meetings as well as Meetings of the Board, and shall carry out all such other duties as may be prescribed by the Board of Directors. The Secretary shall have custody of the minute books of the Shareholders’ Meetings and meetings of the Board of Directors, as well as of the Share Registry. Upon request and suitable proof of entitlement, the Secretary may issue copies of the entries contained in said books.

ARTICLE FIFTEEN.- Matters Requiring Special Approval. The following matters shall be reserved to the Board of Directors, but may be adopted at the Shareholders’ Meeting. No resolution related to the following may be adopted in such respect by the Chairman, the General Manager or any other representative or attorney-in-fact of the Company without the approval of 4 (four) Board Members or the Shareholders Meeting:

(a)

Any deviation to the budget or a different business plan other than the one agreed in writing by the Shareholders of the Company with the approval of Cash America of Mexico, Inc. (the “Business Plan”) if the same include the incurrence of (i) any obligation not contemplated in the Business Plan for money borrowed in excess of US$5,000,000 Dollars (five million dollars legal currency of the United States); or (ii) any sale, lease, exchange, mortgage, lien or encumbrance of fixed assets of the Company in excess of US$5,000,000 ( five million dollars currency of the United States), if not expressly contemplated in the Business Plan;

(b)	The purchase of assets not contemplated in the Business Plan that, in one act or series of acts, exceeds an amount equal or greater than US$60,000,000.00 ( sixty million Dollars);

(c)	Capital expenditures not contemplated in the Business Plan in excess of US$60,000,000 Dollars ( sixty million Dollars).

ARTICLE SIXTEEN.- Meetings, Minutes and Consents In Writing. The Chairman, shall preside over the meetings of the Board and, in his absence, the presiding officer shall be the Director so designated at the meeting. The Secretary of the meetings shall be the person named as Secretary of the Board of Directors; in his absence the alternate Secretary shall take his place. In the absence of both, the Board will designate the Director who will act as Secretary for the meeting.

Minutes shall be prepared and transcribed in the minute book of meetings of the Board of Directors, including the date, hour, place of the meeting, the names of the Directors in attendance (either proprietary or their alternates) and the resolutions adopted with respect to each of the items of the relevant agenda, indicating in each case the number of Directors voting in favor of the resolution. Within 30 (thirty) days from the date of the meeting, the Company shall provide each Director with a copy of the minutes of each meeting (including an accurate English translation thereof) regardless of whether he was present at that meeting or not.

Written resolutions adopted by unanimous decision of all the Directors or their alternates, if confirmed in a dated document having the signature of each one of them, shall be valid and have the same effects as if adopted at a duly convened Board of Directors’ meeting. Such document shall be signed by the Secretary and transcribed in the minute book referred to above.

ARTICLE SEVENTEEN.- Periodicity of Meetings. The Board of Directors shall meet at least once in a year during the first quarter and at such other times as it shall be duly called. The Meetings of the Board of Directors shall be held at the corporate domicile or at any other place within the Republic of Mexico or abroad, as determined by the Board in accordance with the call procedures provided in this By-Laws. Should the Chairman fail to attend the Meeting, it shall be presided over by the member appointed by the Board by majority vote. Should the Secretary fail to attend the meeting, then the person appointed by the Board by majority vote shall act as Secretary. Minutes of the Board of Directors Meetings shall be recorded in a book specially authorized for such effects, and shall be signed by the persons acting as Chairman and Secretary of the Meeting.

ARTICLE EIGHTEEN.- Authority. The Board of Directors shall be the legal representative of the Company and, therefore, shall have the following powers and obligations:

A)

To represent the Company with a power of attorney for lawsuits and collections which is granted with all the general and special powers requiring special clause in accordance with the Law, therefore, it is granted without any limitation whatsoever pursuant to the provisions of paragraph first of Article 2554 (two thousand five hundred and fifty-four) of the Federal Civil Code and the equivalent provisions of the Civil Codes for the States of the Mexican Republic and for the Federal District, being, consequently, empowered to institute or withdraw even from “amparo” suits, to file criminal complaints and to withdraw from them; to become co-party to the Public Prosecutor and grant pardon, to compromise, to submit to arbitration, to take and answer depositions, to challenge judges, to receive payments and perform all the other acts expressly determined by Law, among which are included representing the Company before criminal, civil, administrative and labor authorities and courts, before local or federal labor boards, being expressly authorized to appear in all the labor procedure and amparo proceedings, to transact, articulate and take positions and to carry out any kind of acts on behalf of the Company as its legal representative;

B)	To administer property with power of attorney for administration acts in accordance with the provisions of paragraph second of Article 2554 (two thousand five hundred and fifty-four) and 2587 ( two thousand five hundred and eighty seven) of the Federal Civil Code and the equivalent provisions of the Civil Codes for the States of the Mexican Republic and for the Federal District;

C)	To represent the company with power of attorney for acts of ownership, in accordance with the provisions of paragraph third of Article 2554 (two thousand five hundred and fifty-four) of the Federal Civil Code and the equivalent provisions of the Civil Codes for the States of the Mexican Republic and for the Federal District;

D)	To sign, accept, endorse, subscribe and guarantee negotiable instruments in accordance with the terms of Article Nine of the General Law of Negotiable Instruments and Credit Operations;

E)	To represent the company with general power for acts of administration in labor matters in terms of articles 11, 46, 47, 134 par. III, 523, 692 par. I, II and III, 786, 873, 874, 876, 878, 880, 883, 884 and related articles of the Federal Labor Law.

F)	To open bank accounts in the name of the Company, draw against them and to designate the persons who may draw against them;

G)	To hire and remove officers and employees of the Company and to determine their duties, working conditions and remuneration;

H)	To prepare internal labor regulations;

I)	To carry out all the acts authorized by these By-laws or which may be a consequence thereof;

J)	To call Shareholders’ Meetings and to carry out their resolutions; and

Subject to the provisions of Article Seventeen of these By-laws, to grant general or special powers of attorney in the terms of paragraphs A), B), C), D), E) and F), of this Article, with or without authority to delegate as well as to revoke the powers granted.

CHAPTER FIVE

SURVEILLANCE OF THE COMPANY

ARTICLE NINETEEN.- Appointment of Examiners. The surveillance of the Company shall be entrusted to one or more Examiners, as determined by the Ordinary Shareholders’ Meeting, who may also have Alternates. The Examiners and their alternates may or may not be Shareholders.

They may be reelected and shall perform their duties until the persons appointed to replace them take office, and will not have to guarantee their performance unless the Ordinary Shareholders’ Meeting determines otherwise.

The Shareholders of each series by simple majority may elect one Examiner and his/her Alternate.

ARTICLE TWENTY.- Duties. Examiners shall have the powers and obligations listed in Articles 166 (one hundred and sixty-six) and 169 (one hundred and sixty-nine) of the General Commercial Companies Law.

CHAPTER SIX

SHAREHOLDERS’ MEETINGS

ARTICLE TWENTY ONE.- Nature of Meetings. Shareholders’ Meetings shall be Ordinary or Extraordinary and all of them shall be held at the corporate domicile. Those called to discuss any of the matters specified in Article 182 (one hundred and eighty-two) of the General Commercial Companies Law shall be Extraordinary Meetings.

The meetings will be Ordinary if they are called to discuss any of the matters listed in article 181 of the Law, as well as for any other matter that does not need to be voted in an Extraordinary or Special Meeting. The Ordinary Meeting shall be held at least once a year, within four months of the closing of the fiscal year, in order to approve the report referred to in article 172 of the Law, as well as to appoint the members of the Board of Directors and the Examiners and determine its remuneration, as well as the matters of the Agenda.

ARTICLE TWENTY TWO.- Calls to Meetings. Calls to Shareholders’ Meetings shall be issued by the Board of Directors or by the Examiner. However, Shareholders representing at least 20% (twenty percent) of the capital stock may request in writing at any time, that the Board of Directors or the Examiners issue a call to a Shareholders’ Meeting to discuss the matters specified in their request. Any Shareholder who owns 1 (one) share shall have the same right in any of the events referred to in Article 185 (one hundred and eighty-five) of the General Commercial Companies Law. If the Board of Directors or the Examiner fail to make the call within 15 (fifteen) days after the date of the request, a civil of district judge of the domicile of the Company shall issue the call at the request of any of the interested parties, who must exhibit their shares for such purpose.

ARTICLE TWENTY THREE.- Publication and Delivery of Calls. Calls to meetings shall be published in one of the newspapers with major circulation in the domicile of the Company in addition to the notice delivered personally, by e-mail with read receipt, or courier with receipt, at least 15 (fifteen) days before the day and hour of the meeting, shall contain the agenda, and must be signed by the person or persons issuing them. Shareholders domiciled abroad shall receive notice of the calls through e-mail with a read receipt, telex, fax or telegram with the same requirements stated above.

ARTICLE TWENTY FOUR.- Meetings without a Call. Meetings may be held without a prior call, if the capital stock is fully represented at the time of voting.

ARTICLE TWENTY FIVE.- Admittance to the Meetings. Shareholders recorded in the Share Registry as holders of 1 (one) or more shares of the Company, or those who prove their capacity as Shareholders by any other legal means, shall be admitted to meetings.

ARTICLE TWENTY SIX.- Proxies. Shareholders may be represented at Meetings by the person or persons appointed in writing as proxies signed by the shareholder and addressed to the Board of the Company in terms of article 192 of the General Law of Commercial Companies, signed before two witnesses or through any other power granted pursuant to law. Members of the Board of Directors and Examiners may not represent Shareholders at Meetings.

ARTICLE TWENTY SEVEN.- Minutes. Minutes of Meetings shall be recorded in a book specially authorized therefor, and shall be signed by the persons who acted as Chairman and Secretary of the Meeting, as well as by the attending Examiners, and the Shareholders or Shareholders’ representatives who may wish to do so.

ARTICLE TWENTY EIGHT.- Presiding over the Meetings. Meetings shall be presided over by the Chairman of the Board of Directors. If the Chairman of the Board of Directors is absent, then the Meetings shall be presided over by the person appointed by majority vote of the Series A shares represented at the meeting. The one appointed by the Board of Directors shall act as Secretary at the Shareholders’ Meetings, but in his absence said position shall be filled by the person appointed by majority vote of the shares represented at the Meeting.

ARTICLE TWENTY NINE.- Ordinary Meetings. Ordinary Shareholders’ Meetings shall be held at least once a year within the 4 (four) months following to the closing of each fiscal year. In addition to the matters specified in the Agenda, they shall: 1. Discuss, approve or modify the report of the Board of Directors referred to in Article 172 (one hundred and seventy-two) of the General Commercial Companies Law, taking into account the report of the Examiners, and take pertinent measures, and 2. Appoint the members of the Board of Directors and Examiners in terms of this By-laws, and determine their remuneration.

ARTICLE THIRTY.- Quorum for Ordinary Meetings. Each share shall have the right to one vote at Shareholders’ Meetings. In order to be valid, Ordinary Shareholders’ Meetings held on a first or subsequent call must have the representation of at least 51% (fifty one percent) of the shares representing the capital stock, and their resolutions shall be validly adopted with the approving vote of more than 50% (fifty percent) of the shares represented at the meeting.

ARTICLE THIRTY ONE.- Quorum for Extraordinary Meetings. In order to be valid, Extraordinary Shareholders’ Meetings held on a first or subsequent call, must have the representation of at least 75% (seventy-five percent) of the shares representing the capital stock, and their resolutions shall be valid when adopted by the approving vote of shares representing at least 50% (fifty-percent) of the shares representing the capital stock, provided that if the matter discussed refers to the dissolution, liquidation or modification of the By-laws, the vote of 81% of the shares representing the capital stock shall be required.

ARTICLE THIRTY TWO.- Consents in Writing in Lieu of a Meeting. The resolutions adopted by the Shareholders by unanimous decision of the Shareholders representing all the shares with voting rights, in lieu of a meeting, will have the same validity as if adopted at a Shareholders’ Meeting, as long as the resolutions are confirmed in writing. Such resolutions will be transcribed on the corresponding corporate book and signed by the Secretary.

CHAPTER SEVEN

FISCAL YEAR AND FINANCIAL INFORMATION

ARTICLE THIRTY THREE.- Fiscal Year. The fiscal year shall begin on the 1st day of January and shall end on the 31st day of December of each year.

ARTICLE THIRTY FOUR.- Financial Statements. Within the three months following to the closing of each fiscal year, a report shall be prepared by the Board of Directors containing all the financial information required pursuant to Article 172 (one hundred and seventy-two) of the General Commercial Companies Law.

The financial information, together with the supporting documents shall be delivered to the Examiners at least 1 (one) month before the date set for the Annual Ordinary Shareholders’ Meeting.

ARTICLE THIRTY FIVE.- Inspection Rights. Within 15 (fifteen) days after the day the financial information with its supporting documents are delivered, the Examiners shall prepare a report containing their observations and suggestions. All these documents shall be kept by the Board of Directors during 15 (fifteen) days before the date set for the Annual Ordinary Shareholders’ Meeting, so that they may be examined by the Shareholders at the offices of the Company.

CHAPTER EIGHT

PROFITS AND LOSSES

ARTICLE THIRTY SIX.- Allocation of Profits. Distribution of profits shall be made in accordance with the Shareholders Agreement and after considering the following:

1.	5% (five percent) to establish, and if necessary reconstitute, the legal reserve fund until it is equal to at least 20% (twenty percent) of the capital stock;

2.	profits shall be applied to offset losses from prior fiscal years, to the extent required by the General Commercial Companies Law;

3.	if so determined by the Shareholders or by the Board of Directors, net profits may be used to create or increase the capital reserves deemed convenient;

4.	the Company shall be in compliance with covenants or restrictions that may be applicable by contract, by law or otherwise in connection with the allocation of profits or its distribution; and

5.	the remaining profits, if any, shall be applied as determined by the Shareholders Meeting or Board of Directors.

ARTICLE THIRTY SEVEN.- Losses. Losses, if any, shall be borne first by capital reserves, then by the capital stock, and if not sufficient, they shall be absorbed by the Shareholders in proportion to the number of their shares and up to the amount of their capital contributions.

CHAPTER NINE

DISSOLUTION AND LIQUIDATION OF THE COMPANY

ARTICLE THIRTY EIGHT.- Dissolution. The Company shall be dissolved in any of the events listed in Article 229 (two hundred and twenty-nine) of the General Commercial Companies Law.

ARTICLE THIRTY NINE.- Liquidation. Once the Company is dissolved, it shall be placed into liquidation. Liquidation shall be entrusted to one or more liquidators appointed by the Extraordinary Shareholders’ Meeting. If the Meeting makes no such appointment, a Civil or District Judge of the domicile of the Company shall make it at the request of any Shareholder.

ARTICLE FORTY.- Procedures Pending Liquidation. In the absence of express instructions to the contrary given by the Meeting to the liquidators, the liquidation shall be carried out in accordance with the following general rules:

1.	Conclusion of pending business in the least prejudicial manner to creditors and Shareholders;

2.	Collection of credits and payment of debts;

3.	Sale of assets of the Company;

4.	Preparation of the final balance sheet of liquidation; and

5.	Distribution of the remaining assets, if any, among the Shareholders in proportion to their shares.

CHAPTER TEN

GENERAL PROVISIONS

ARTICLE FORTY ONE. - The founding Shareholders, as such, do not reserve for themselves any special right or participation whatsoever.